A special meeting of the fund's shareholders was held on May 17, 2006. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	43,119,905,166.54	95.455
Withheld	2,053,001,967.67	4.545
TOTAL	45,172,907,134.21	100.000
Albert R. Gamper, Jr.
Affirmative	43,068,780,128.62	95.342
Withheld	2,104,127,005.59	4.658
TOTAL	45,172,907,134.21	100.000
Robert M. Gates
Affirmative	43,032,117,662.60	95.261
Withheld	2,140,789,471.61	4.739
TOTAL	45,172,907,134.21	100.000
George H. Heilmeier
Affirmative	43,023,368,882.30	95.242
Withheld	2,149,538,251.91	4.758
TOTAL	45,172,907,134.21	100.000
Edward C. Johnson 3d
Affirmative	42,881,915,819.70	94.928
Withheld	2,290,991,314.51	5.072
TOTAL	45,172,907,134.21	100.000
Stephen P. Jonas
Affirmative	43,081,912,066.37	95.371
Withheld	2,090,995,067.84	4.629
TOTAL	45,172,907,134.21	100.000
James H. KeyesB
Affirmative	43,049,050,093.79	95.298
Withheld	2,123,857,040.42	4.702
TOTAL	45,172,907,134.21	100.000
Marie L. Knowles
Affirmative	43,090,434,696.02	95.390
Withheld	2,082,472,438.19	4.610
TOTAL	45,172,907,134.21	100.000
Ned C. Lautenbach
Affirmative	43,082,185,255.05	95.372
Withheld	2,090,721,879.16	4.628
TOTAL	45,172,907,134.21	100.000
William O. McCoy
Affirmative	42,960,162,066.32	95.102
Withheld	2,212,745,067.89	4.898
TOTAL	45,172,907,134.21	100.000
Robert L. Reynolds
Affirmative	43,087,560,419.66	95.384
Withheld	2,085,346,714.55	4.616
TOTAL	45,172,907,134.21	100.000
Cornelia M. Small
Affirmative	43,092,070,014.53	95.394
Withheld	2,080,837,119.68	4.606
TOTAL	45,172,907,134.21	100.000
William S. Stavropoulos
Affirmative	43,002,032,676.43	95.194
Withheld	2,170,874,457.78	4.806
TOTAL	45,172,907,134.21	100.000
Kenneth L. Wolfe
Affirmative	43,047,241,852.81	95.294
Withheld	2,125,665,281.40	4.706
TOTAL	45,172,907,134.21	100.000
PROPOSAL 2
To approve a change in the performance adjustment index for Fidelity Blue Chip Growth Fund.
	# of Votes	% of Votes
Affirmative	9,297,043,385.87	82.153
Against	1,226,294,411.37	10.836
Abstain	629,893,621.26	5.566
Broker Non-Votes	163,474,631.25	1.445
TOTAL	11,316,706,049.75	100.000
PROPOSAL 3
To authorize the Trustees to change the performance adjustment index for Fidelity Blue Chip Growth Fund in the future without a shareholder vote.
	# of Votes	% of Votes
Affirmative	8,155,268,166.30	72.064
Against	2,494,671,602.72	22.044
Abstain	503,291,649.48	4.447
Broker Non-Votes	163,474,631.25	1.445
TOTAL	11,316,706,049.75	100.000
A Denotes trust-wide proposal and voting results. B Effective on or about January 1, 2007.